Exhibit 16.1

[LETTERHEAD OF KPMG LLP]

October 1, 2003

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Stratagene Corporation (formerly Stratagene Holding Corporation) and, under the date of February 23, 2001, we reported on the combined financial statements of Stratagene Corporation (formerly Stratagene Holding Corporation) and subsidiaries and BioCrest Holdings, LLC and subsidiaries for the year ended December 31, 2000. In November 2001, we declined to stand for reelection. We have read Stratagene Corporation’s statements included under the heading Changes in Accountants of its Form S-4 dated on or about October 1, 2003, and we agree with such statements, except that we are not in a position to agree or disagree with Stratagene Corporation’s stated reason for changing principal accountants and the statement that the change was approved unanimously by Stratagene Corporation’s audit committee of the board of directors. We also are not in a position to agree or disagree with Stratagene Corporation’s statement that Deloitte & Touche LLP was not consulted regarding the application of accounting principles to a specific completed or contemplated transaction or the type of audit opinion that might be rendered on Stratagene Corporation’s combined financial statements or any matter that was the subject of a disagreement or a reportable event.

Very truly yours,
/s/ KPMG LLP